Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A CORPORATION

TO A LIMITED LIABILITY COMPANY

PURSUANT TO

SECTION 266

OF THE DELAWARE GENERAL CORPORATION LAW

AND

SECTION 18-214

OF THE DELAWARE LIMITED LIABILITY COMPANY ACT

RAPTOR PHARMACEUTICAL CORP., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the conversion of the Company into HORIZON PHARMACEUTICAL LLC, a Delaware limited liability company:

1.	The name of the Company immediately prior to filing this Certificate is Raptor Pharmaceutical Corp.

2.	The date the Company’s original Certificate of Incorporation was filed in the State of Delaware is October 3, 2006 under the name TorreyPines Therapeutics, Inc.

3.	The name of the limited liability company as set forth in the Delaware Certificate of Formation is Horizon Pharmaceutical LLC.

4.	The conversion shall be effective upon the filing of this Certificate.

5.	The conversion has been approved in accordance with the provisions of Section 266 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Conversion as of October 25, 2016.

RAPTOR PHARMACEUTICAL CORP.

By:	/s/ Timothy P. Walbert
Timothy P. Walbert
President and Chief Executive Officer